Exhibit 99.1

January 5, 2017

TransEnterix, Inc. Announces $5.2 million Investment by SOFAR S.p.A

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, announced today that the Company has received an increased equity investment from SOFAR S.p.A (“SOFAR”), valued at €5 million, or approximately $5.2 million.

“We appreciate SOFAR’s decision to increase their investment in TransEnterix, which reflects their continuing confidence in our strong prospects for growth,” said Todd M. Pope, President and CEO at TransEnterix. “SOFAR has been extremely supportive of the company since the Senhance System acquisition and we look forward to continuing our relationship well into the future.”

“We strongly believe in the compelling long-term opportunity for TransEnterix,” said Andrea Biffi, CEO of SOFAR, and a member of TransEnterix’s Board of Directors. “This investment reflects our belief in the strength of the TransEnterix team as well as the substantial market potential for the Senhance System.”

The investment was made pursuant to an amendment to the September 18, 2015 agreement to purchase the Senhance technology and business operations from SOFAR. Under the amendment, SOFAR agreed to invest in €5 million of our common stock, or 3,722,685 common shares, rather than receiving an all-cash payment of the €10 million due to be paid upon the company achieving certain future milestones. The price per common share was $1.404, which was based on the average closing price of TransEnterix’s common stock for the 10 business days ending one day prior to the execution of the amendment. The remaining €5 million will be due upon the completion of certain future milestones, and may be deferred by the company to December 31, 2017 in the event that the milestone criteria is satisfied before that date. Including this investment, SOFAR owns approximately 16.1% of TransEnterix’ outstanding common stock.

A more detailed description of the Amendment and the restructuring of the €10 million cash payment is set forth in TransEnterix’s Current Report on Form 8-K filed with the SEC on January 5, 2017, which we encourage you to read.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the described offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About TransEnterix, Inc.

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations. We cannot assure you that our expectations will be realized. For a discussion of the risks and uncertainties associated with TransEnterix’s business, including those related to the regulatory approval for and commercialization of our products, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 3, 2016, our most recent periodic report on Form 10-Q, and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com
or
Media Contact:
(For EU) Conrad Harrington, +44 (0)20 3178 8914
or
(For US) Hannah Dunning, +1 415-618-8750
TransEnterix-SVC@sardverb.com